EXHIBIT 10.12

     TERMINATION AGREEMENT dated as of June 23, 2005 (this “Agreement”) between Pike Electric, Inc., a North Carolina corporation (“Pike”), and Goldberg Lindsay & Co. LLC, a Delaware limited liability company (“GLC”).

          WHEREAS each of the parties hereto is a party to a Management Advisory Services Agreement dated April 18, 2002 and amended as of July 1, 2004 (the “MASA”);

          WHEREAS each of the parties hereto has agreed that the MASA shall be terminated;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, each of the parties hereto agrees as follows:

          SECTION 1.01. Termination. Each of the parties hereto agrees that the MASA is terminated effective as of June 15, 2005 (the “MASA Termination Date”) for an aggregate consideration to GLC of $4,000,000 (the “Consideration”).

          SECTION 1.02. Payment. Payment of the Consideration shall be made on the closing date of the initial public offering of shares of common stock of Pike Holdings Inc. (or a successor entity) pursuant to an effective registration statement under the Securities Act of 1933, but in no event later than December 15, 2005.

          SECTION 1.03. Effect of Termination. Each of the parties hereto agrees that from and after the MASA Termination Date, Pike and GLC shall be released from their respective obligations under the MASA and the MASA shall be of no further force or effect, provided that any termination hereunder shall not affect Pike’s obligation to (a) pay any fees and expenses or (b) indemnify and reimburse the persons entitled to any indemnification or reimbursement, in each case, accrued up to and including the MASA Termination Date to the full extent provided for in the MASA.

          SECTION 1.04. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict laws thereof.

          SECTION 1.05. Exclusive Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

          SECTION 1.06. Waiver of Jury Trial. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury with respect to any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

          SECTION 1.07. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          SECTION 1.08. Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

PIKE ELECTRIC, INC.,

by		/s/ J. Eric Pike

	Name:	J. Eric Pike
	Title:	President and Chief Executive Officer

GOLDBERG LINDSAY & CO. LLC,

by		/s/ Robert D. Lindsay

	Name:	Robert D. Lindsay
	Title:	Authorized Signatory

by		/s/ Alan E. Goldberg

	Name:	Alan E. Goldberg
	Title:	Authorized Signatory